EXHIBIT 12

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2005 Annual Report on Form 10-K

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

		Fiscal Year Ended
		July 3, 2005	June 27, 2004		June 29, 2003		June 30, 2002		July 1, 2001

	Earnings

	Income before income taxes	$174,315	$205,004		$118,578		$80,510		$71,873
Less:	Equity income from equity investees	(5,336)	(7,876)		(5,224)		(6,181)		(5,041)
Add:	Fixed charges	39,232	42,166		42,483		46,448		31,374
	Distributed income of equity investees	5,967	4,392		4,080		2,426		2,933

	Earnings as defined	$214,178	$243,686		$159,917		$123,203		$101,139

	Fixed Charges

	Interest expense	$34,929	$35,694		$38,380		$42,305		$29,268
	Amortization of discounts related to indebtedness	758	758		782		888		251
	Imputed interest on deferred revenue	1,196	1,213		1,227		1,240		1,146
	Interest expense as reported	36,883	37,665		40,389		44,433		30,665

	Amortization of deferred financing fees	1,233	3,778		1,519		1,420		133
	Portion of rent expense relating to interest	1,116	723		575		595		576

	Fixed charges as defined	$39,232	$42,166		$42,483		$46,448		$31,374

	Ratio of earnings to fixed charges	5.5	5.8	x	3.8	x	2.7	x	3.2	x